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                                       INDIANA GAS COMPANY, INC.
                                       AND SUBSIDIARY COMPANIES

                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (In Thousands, Except Ratios)

                                   Twelve Mos.
                                   Ended             Fiscal Year Ended September 30
                                   6/30/96     1995     1994     1993     1992     1991
Earnings:
 Net income                        $40,873   $32,109  $34,596  $28,534  $25,743  $23,286
 Adjustments:
   Income taxes                     24,442    18,630   17,977   16,030   12,800   11,665
   Fixed charges (see below)        16,827    16,395   16,986   17,556   15,642   15,482
Total adjusted earnings            $82,142   $67,134  $69,559  $62,120  $54,185  $50,433


Fixed charges:
 Total interest expense            $15,890   $15,530  $16,037  $16,640  $14,556  $14,411
 Interest component of rents           937       865      949      916    1,086    1,071
Total fixed charges                $16,827   $16,395  $16,986  $17,556  $15,642  $15,482

Ratio of earnings to fixed charges     4.9       4.1      4.1      3.5      3.5      3.3

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